EXHIBIT 99.1

News Release                                                              [LOGO]
--------------------------------------------------------------------------------
                                For investor and media inquiries please contact:
                                                               Steve E. Kunszabo
                                                    Director, Investor Relations
                                                                    732-556-2220


FOR RELEASE THURSDAY, APRIL 7, 2005
-----------------------------------

  Centennial Communications Announces Strong Fiscal Third-Quarter 2005 Results;
  -----------------------------------------------------------------------------
       Company Raises 2005 Fiscal-Year Outlook, Expects Adjusted Operating
       -------------------------------------------------------------------
                       Income Growth to Exceed 12 Percent
                       ----------------------------------


     o Fiscal third-quarter income from continuing operations of $0.04 per diluted share, compared to a loss of $0.14 per diluted share from continuing operations in the prior-year quarter

     o Fiscal third-quarter consolidated adjusted operating income from continuing operations of $90.9 million, up 16 percent year-over-year from $78.3 million

     o Fiscal third-quarter consolidated revenue from continuing operations of $221.8 million, up 13 percent year-over-year from $195.8 million

     o Consolidated adjusted operating income growth expected to exceed previously announced 7 to 12 percent range for fiscal 2005

WALL, N.J. - Centennial Communications Corp. (NASDAQ: CYCL) ("Centennial") today reported income from continuing operations of $4.2 million, or $0.04 per diluted share, for the fiscal third quarter of 2005 as compared to a loss from continuing operations of $14.3 million, or $0.14 per diluted share, in the fiscal third quarter of 2004. This includes a $36.4 million pre-tax charge for accelerated depreciation on the Company's existing wireless network in Puerto Rico, partially offset by a $28.8 million income tax benefit related to the network depreciation charge and the reversal of a tax reserve. Consolidated adjusted operating income (AOI)(1) from continuing operations for the fiscal third quarter was $90.9 million, as compared to $78.3 million for the prior year quarter.

"Centennial continues to build on its competitive advantage by locally tailoring the customer experience in a winning combination of attractive and growing markets," said Michael J. Small, Centennial's chief executive officer. "These financial results demonstrate our consistent ability to win with this strategy."

Centennial reported fiscal third-quarter consolidated revenue from continuing operations of $221.8 million, which included $97.2 million from U.S. wireless and $124.6 million from Caribbean operations. Consolidated revenue from continuing operations grew 13 percent versus the fiscal third quarter of 2004. The Company ended the quarter with 1,162,700 subscribers, which compares to 1,023,500 for the year-ago quarter and 1,088,300 for the previous quarter ended November 30, 2004.

"We remain encouraged by our track record of execution across all of our businesses and continue to reach significant milestones in our deleveraging progress," said Centennial chief financial officer Thomas J. Fitzpatrick. "We expect our strong operating momentum and balanced success to continue as we close our fiscal year."

OTHER HIGHLIGHTS
----------------


     o On December 28, 2004, the Company completed the sale of its Puerto Rico cable television properties to an affiliate of Hicks, Muse, Tate & Furst Incorporated for approximately $155 million in cash. The net proceeds from the transaction will be used to fund ongoing capital requirements.

     o On January 28, 2005, the Company completed its redemption of $115 million aggregate principal amount of its $300 million outstanding 10-3/4 percent Senior Subordinated Notes due December 15, 2008. The Company also recently announced the redemption of an additional $40 million of its $185 million outstanding 10-3/4 percent Senior Subordinated Notes. The redemption is expected to occur on or about April 25, 2005 at a redemption price of 103.583 percent.

     o On February 10, 2005, the Company amended its senior secured credit facility, lowering the interest rate on term loan borrowings by 50 basis points through a reduction in the LIBOR spread from 2.75 percent to 2.25 percent.

     o On March 1, 2005, the Company entered into an interest rate swap agreement to hedge variable interest rate risk on $250 million of its $594 million of variable interest rate terms loans. The swap is effective as of March 31, 2005 for a two-year term at a fixed interest rate of 6.29 percent.


CENTENNIAL SEGMENT HIGHLIGHTS
-----------------------------

     U.S. Wireless Operations

     o Revenue was $97.2 million, a 6 percent increase from last year's third quarter. Retail revenue fell $0.6 million, a 1 percent year-over-year decrease. Roaming revenue increased 15 percent from the prior year quarter as a result of increased traffic from strong growth in GSM minutes. Despite recent growth, Centennial does not expect long-term growth in roaming revenue, and anticipates that roaming revenue will remain a small percentage of consolidated revenue in future periods.

     o AOI was $36.6 million, a 3 percent year-over-year decrease, representing an AOI margin of 38 percent. AOI was unfavorably impacted by increased equipment expense related to GSM handset upgrades, partially offset by strong growth in roaming and Universal Service Fund ("USF") revenue.

     o U.S. wireless ended the quarter with 544,400 subscribers, which compares to 548,900 for the year-ago quarter and 544,900 for the previous quarter ended November 30, 2004. Customer growth was flat during the quarter as Centennial continued to emphasize profitability in its U.S. wireless markets, with renewed subscriber growth expected from the launch of Grand Rapids and Lansing, MI.

     o Capital expenditures were $14.5 million for the fiscal third quarter as U.S. wireless continued to invest in GSM deployment in its Southeast footprint and to build out its new markets in Grand Rapids and Lansing, MI.

     Caribbean Wireless Operations

     o Revenue was $90.5 million, an increase of 16 percent from the prior-year third quarter, driven primarily by record subscriber growth.

     o Average revenue per user declined during the quarter primarily due to the continued impact of strong prepaid subscriber growth in the Dominican Republic.

     o AOI totaled $35.9 million, a 27 percent year-over-year increase, representing an AOI margin of 40 percent. AOI was favorably impacted by record subscriber growth and improved cost management during the fiscal third quarter.

     o Caribbean wireless ended the quarter with 618,300 subscribers, which compares to 474,600 for the prior year quarter and to 543,400 for the previous quarter ended November 30, 2004. Customer growth benefited from steady postpaid subscriber growth in Puerto Rico combined with record prepaid subscriber growth in the Dominican Republic during the period.

     o Capital expenditures were $17.3 million for the fiscal third quarter as Caribbean wireless continued to invest in the replacement and upgrade of its Puerto Rico wireless network.

     Caribbean Broadband Operations


     o Revenue was $37.2 million, an increase of 26 percent year-over-year, driven by strong access line growth and inter-carrier compensation revenue.

     o AOI was $18.4 million, a 52 percent year-over-year increase, representing an AOI margin of 50 percent. AOI benefited from approximately $2.5 million of inter-carrier compensation revenue related to prior years.

     o Switched access lines totaled approximately 59,200 at the end of the fiscal third quarter, an increase of 11,100 lines, or 23 percent from the prior year quarter. Dedicated access line equivalents were 234,900 at the end of the fiscal third quarter, a 14 percent year-over-year increase.

     o    Wholesale   termination   revenue  was  $4.0  million,  a  35  percent
          year-over-year decrease, primarily due to a decrease in southbound terminating traffic to the Dominican Republic.

     o    Capital expenditures were $4.8 million for the fiscal third quarter.


REVISED FISCAL 2005 OUTLOOK
---------------------------

     o The Company projects growth in consolidated AOI from continuing operations to exceed its previously announced 7 to 12 percent range for fiscal year 2005 over fiscal year 2004, due to stronger than expected roaming revenue, non-recurring USF revenue related to a prior year of $5.5 million in U.S. wireless and $3.6 million of non-recurring items related to inter-carrier compensation adjustments in Caribbean broadband. Consolidated AOI from continuing operations for fiscal year 2004 was $315.5 million. The Company has not included a reconciliation of projected AOI because projections for some components of this reconciliation are not possible to forecast at this time.

     o Centennial announced a network replacement and upgrade during the fiscal third quarter primarily impacting its wireless network in Puerto Rico. The upgrade, which is expected to increase capital expenditures by $15 million in fiscal 2005, will improve the network's performance and quality while also reducing future operating expenses and capital expenditures. As a result of this upgrade, the Company accelerated the depreciation of its existing wireless network and recorded a depreciation charge of $36.4 million during the quarter. The Company expects an additional $35 to $40 million of depreciation expense related to the upgrade during the fiscal fourth quarter.


CHANGE IN ACCOUNTING ESTIMATE
-----------------------------

     o In consideration of the recently announced Puerto Rico network replacement and upgrade and as a result of industry, competitive and technological developments, Centennial undertook a detailed reassessment of the useful lives of its U.S. and Caribbean wireless network equipment during the fiscal third quarter. As a result of this evaluation, the Company reduced the useful lives of its U.S. GSM and Caribbean wireless network equipment from ten years to seven years. The useful lives of its U.S. TDMA network equipment have been reduced from ten years to four years. As a result of these changes, The Company expects an increase in depreciation expense of $4.5 to $5.5 million for the 2005 fiscal year.


DEFINITIONS AND RECONCILIATION
------------------------------

(1)  Adjusted  operating  income is defined as net income  (loss)  before income
     (loss) from discontinued operations, minority interest in income of subsidiaries, income tax benefit (expense), other (expense) income, loss on extinguishment of debt, interest expense-net, income from equity investments, (gain) loss on disposition of assets, and depreciation and amortization. Please refer to the schedule below for a reconciliation of consolidated net income (loss) to AOI and the Investor Relations website at www.ir.centennialwireless.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Reconciliation of consolidated net income (loss) to adjusted operating income:

                                                          THREE MONTHS ENDED                NINE MONTHS ENDED
                                                     FEBRUARY 28,     FEBRUARY 29,    FEBRUARY 28,     FEBRUARY 29,
                                                         2005             2004            2005             2004
                                                               Unaudited                        Unaudited
                                                               ---------                        ---------
                  (In thousands)                                      (As Restated)                    (As Restated)
----------------------------------------------------
NET INCOME (LOSS)                                   $       28,887   $     (15,480)   $      58,698    $    (25,958)
Net (income) loss from discontinued operations             (24,656)          1,181          (25,424)          5,694
Minority interest in income of subsidiaries                    191             125              642             408
Income tax (benefit) expense                               (28,785)         (6,416)           4,034           2,789
Other expense (income)                                          83            (232)           2,165             370
Loss on extinguishment of debt                               6,749          28,625            6,749          36,160
Interest expense, net                                       37,163          41,889          110,580         124,898
Income from equity investments                                (137)            (24)            (427)            (52)
                                                    ---------------  --------------   --------------   -------------
Operating income                                            19,495          49,668          157,017         144,309
Loss (gain) on disposition of assets                           150             (63)         (14,782)           (748)
Depreciation and amortization                               71,269          28,708          130,034          87,751
                                                    --------------   -------------    -------------    ------------
ADJUSTED OPERATING INCOME                           $       90,914   $      78,313    $     272,269   $     231,312
                                                    ==============   =============    =============   =============


CONFERENCE CALL INFORMATION
---------------------------

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Thursday, April 7, 2005. Callers can dial 800-289-0496 to access the call. The conference call will also be simultaneously webcast on Centennial's Investor Relations website at www.ir.centennialwireless.com. A replay of the conference call will also be available beginning Thursday, April 7 through Thursday, April 21 at both Centennial's Investor Relations website and www.streetevents.com. Callers can also dial (888) 203-1112, Access Code 6106498 to access an audio replay of the conference call.

                         CENTENNIAL COMMUNICATIONS CORP.
                     FINANCIAL DATA AND OPERATING STATISTICS
                                February 28, 2005
                      ($000's, except per subscriber data)


                                            ------------------------  ------------------------
                                              Three Months Ended         Nine Months Ended
                                              Feb-05      Feb-04        Feb-05      Feb-04
                                            ------------------------  ------------------------

U.S. WIRELESS
-------------

Postpaid Wireless Subscribers                   526,200     526,100       526,200     526,100
Prepaid Wireless Subscribers                     18,200      22,800        18,200      22,800
                                                 ------      ------        ------      ------
Total Wireless Subscribers (1)                  544,400     548,900       544,400     548,900
Prepaid Wholesale Subscribers                    33,100       4,000        33,100       4,000
Net (Loss) Gain - Wireless Subscribers (2)        (500)         700      (10,600)      10,400
Revenue per Average Wireless Customer               $59         $55           $60         $56
Service Revenue Per Average Wireless Customer       $48         $45           $49         $44
Roaming Revenue                                 $13,776     $11,978       $40,128     $41,659
Penetration - Total Wireless (3)                   8.9%        9.0%          8.9%        9.0%
Postpaid Churn - Wireless                          2.3%        2.1%          2.2%        2.0%
Prepaid & Postpaid Churn - Wireless                2.6%        2.5%          2.5%        2.4%
Monthly MOU's per Wireless Customer (4)             584         449           551         432
Cost to Acquire                                    $292        $290          $327        $291
Capital Expenditures                            $14,472     $14,393       $40,005     $37,409


CARIBBEAN
---------

Postpaid Wireless Subscribers                   404,600     347,100       404,600     347,100
Prepaid Wireless Subscribers                    210,600     124,300       210,600     124,300
Home Phone Wireless Subscribers                   3,100       3,200         3,100       3,200
                                                  -----       -----         -----       -----
Total Wireless Subscribers                      618,300     474,600       618,300     474,600
Net Gain  - Wireless Subscribers                 74,900      28,700       122,100      76,000
Revenue per Average Wireless Customer               $52         $56           $53         $58
Penetration - Total Wireless                       4.8%        3.7%          4.8%        3.7%
Postpaid Churn - Wireless                          2.5%        2.8%          2.4%        2.4%
Prepaid  Churn - Wireless                          5.9%        5.4%          6.9%        5.3%
Prepaid & Postpaid Churn - Wireless                3.5%        3.5%          3.6%        3.2%
Monthly MOU's per Wireless Customer                 929         897           962         905
Fiber Route Miles - Continuing Operations         1,169       1,037         1,169       1,037
Switched Access Lines                            59,200      48,100        59,200      48,100
Dedicated Access Line Equivalents               234,900     205,300       234,900     205,300
On-Net Buildings                                  1,371       1,114         1,371       1,114
Capital Expenditures - Continuing Operations    $22,136     $21,908       $60,887     $57,566
Capital Expenditures - Discontinued Operations     $738      $1,288        $4,880      $3,008


REVENUES (5)
------------

U.S. Wireless                                   $97,227     $91,377      $298,256    $276,270
                                                -------     -------      --------    --------
Caribbean - Wireless                            $90,469     $77,826      $259,243    $227,964
Caribbean - Broadband                           $37,188     $29,482      $103,819     $83,227
Caribbean - Intercompany                       ($3,050)    ($2,847)      ($8,593)    ($9,540)
                                                -------     -------       -------     -------
Total Caribbean                                $124,607    $104,461      $354,469    $301,651
                                               --------    --------      --------    --------
Consolidated - Continuing Operations           $221,834    $195,838      $652,725    $577,921
                                               --------    --------      --------    --------
Discontinued Operations                          $3,982     $12,319       $30,303     $36,540
                                                 ------     -------       -------     -------
Caribbean - Intercompany                          ($94)      ($151)        ($502)      ($442)
                                                  ----       -----         -----       -----
Consolidated - with Discontinued Operations    $225,722    $208,006      $682,526    $614,019
                                               ========    ========      ========    ========


Adjusted Operating Income (5),(6)
---------------------------------

U.S. Wireless                                   $36,582     $37,873      $126,052    $110,203
                                                -------     -------      --------    --------
Caribbean - Wireless                            $35,910     $28,338      $102,091     $88,783
Caribbean - Broadband                           $18,422     $12,102       $44,126     $32,326
                                                -------     -------       -------     -------
Total Caribbean                                 $54,332     $40,440      $146,217    $121,109
                                                -------     -------      --------    --------
Consolidated - Continuing Operations            $90,914     $78,313      $272,269    $231,312
                                                -------     -------      --------    --------
Discontinued Operations                          $1,268      $3,642        $9,001     $10,417
                                                 ------      ------        ------     -------
Consolidated - with Discontinued Operations     $92,182     $81,955      $281,270    $241,729
                                                =======     =======      ========    ========

NET DEBT
--------

Total Debt Less Cash and Cash Equivalents    $1,495,900  $1,714,700    $1,495,900  $1,714,700


(1) Total wireless subscribers exclude 33,100 wholesale subscribers at February 2005 and 4,000 wholesale subscribers at February 2004.

(2) Net (loss) gain excludes wholesale subscriber gain of 13,100 for the three months ended February 2005 and 25,100 for the nine months ended February 2005. Net (loss) gain excludes wholesale subscriber gain of 880 for the three months ended February 2004 and 1,600 for the nine months ended February 2004.

(3) Excludes approximately 2.2 million incremental POPs acquired as part of the Midwest spectrum purchase for the three and nine months ended February 2005.

(4) Monthly MOU's per wireless customer for the three and nine months ended February 2004 have been restated to include free night and weekend minutes.

(5)  As restated for the three and nine months ended February 2004.

(6)  Adjusted  operating  income is defined as net income  (loss)  before income
     (loss) from discontinued operations, minority interest in income of subsidiaries, income tax benefit (expense), other (expense) income, loss on extinguishment of debt, interest expense, net, income from equity investments, (gain) loss on disposition of assets, and depreciation and amortization.

                CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)

                                                                 Three Months Ended           Nine Months Ended
                                                           -------------------------------   -------------------------------
                                                            February 28,     February 29,     February 28,      February 29,
                                                               2005             2004             2005              2004
                                                           -------------    --------------   --------------    -------------
                                                                             (As Restated)                     (As Restated)
REVENUE:
     Service revenue                                       $    214,067     $     187,349    $     631,120     $    554,374
     Equipment sales                                              7,767             8,489           21,605           23,547
                                                           -------------    --------------   --------------    -------------
                                                                221,834           195,838          652,725          577,921
                                                           -------------    --------------   --------------    -------------

COSTS AND EXPENSES:
     Cost of services                                            41,722            35,135          123,806          107,745
     Cost of equipment sold                                      25,273            22,051           69,514           65,818
     Sales and marketing                                         23,601            22,287           70,228           67,083
     General and administrative                                  40,324            38,052          116,908          105,963
     Depreciation and amortization                               71,269            28,708          130,034           87,751
     Loss (gain) on disposition of assets                           150               (63)         (14,782)            (748)
                                                           -------------    --------------   --------------    -------------
                                                                202,339           146,170          495,708          433,612
                                                           -------------    --------------   --------------    -------------

OPERATING INCOME                                                 19,495            49,668          157,017          144,309
                                                           -------------    --------------   --------------    -------------

INCOME FROM EQUITY INVESTMENTS                                      137                24              427               52
INTEREST EXPENSE, NET                                           (37,163)          (41,889)        (110,580)        (124,898)
LOSS ON EXTINGUISMENT OF DEBT                                    (6,749)          (28,625)          (6,749)         (36,160)
OTHER (EXPENSE) INCOME                                              (83)              232           (2,165)            (370)
                                                           -------------    --------------   --------------    -------------

(LOSS) INCOME FROM CONTINUING OPERATIONS
         BEFORE INCOME TAX EXPENSE AND MINORITY
         INTEREST IN INCOME OF SUBSIDIARIES                     (24,363)          (20,590)          37,950          (17,067)

INCOME TAX BENEFIT (EXPENSE)                                     28,785             6,416           (4,034)          (2,789)
                                                           -------------    --------------   --------------    -------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
         BEFORE MINORITY INTEREST IN INCOME
         OF SUBSIDIARIES                                          4,422           (14,174)          33,916          (19,856)

MINORITY INTEREST IN INCOME OF SUBSIDIARIES                        (191)             (125)            (642)            (408)
                                                           -------------    --------------   --------------    -------------

INCOME (LOSS) FROM CONTINUING OPERATIONS                          4,231           (14,299)          33,274          (20,264)
Discontinued operations:
Income (loss)                                                     1,280            (2,483)           2,767           (7,565)
Gain on disposition                                              38,353                 -           38,353                -
Tax expense                                                     (14,977)            1,302          (15,696)           1,871
                                                           -------------    --------------   --------------    -------------
Net income (loss) from discontinued operations                   24,656            (1,181)          25,424           (5,694)

NET INCOME (LOSS)                                          $     28,887     $     (15,480)   $      58,698     $    (25,958)
                                                           =============    ==============   ==============    =============

EARNINGS (LOSS) PER SHARE:
   BASIC
    EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS   $       0.04     $       (0.14)   $        0.32     $      (0.21)
    EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS $       0.24     $       (0.01)   $        0.25     $      (0.05)

                                                           -------------    --------------   --------------    -------------
    NET INCOME (LOSS) PER SHARE                            $       0.28     $       (0.15)   $        0.57     $      (0.26)
                                                           =============    ==============   ==============    =============

   DILUTED
    EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS   $       0.04     $       (0.14)   $        0.32     $      (0.21)
    EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS $       0.23     $       (0.01)   $        0.24     $      (0.05)

                                                           -------------    --------------   --------------    -------------
      NET INCOME (LOSS) PER SHARE                          $       0.27     $       (0.15)   $        0.56     $      (0.26)
                                                           =============    ==============   ==============    =============

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:

      BASIC                                                     103,471           103,046          103,332           98,868
                                                           =============    ==============   ==============    =============
      DILUTED                                                   105,692           103,046          104,772           98,868
                                                           =============    ==============   ==============    =============

ABOUT CENTENNIAL
----------------

Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and the Caribbean with over 1.1 million wireless subscribers. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial's Caribbean business owns and operates wireless networks in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/, http://www.centennialpr.com/ and http://www.centennialrd.com/


SAFE HARBOR PROVISION
---------------------

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the effects of vigorous competition in the telecommunications industry, which may increase churn, increase our costs to compete and decrease prices charged; the fact that many of our competitors are larger, better capitalized and less leveraged than we are, have greater resources than we do, may offer less expensive products than we do and may offer more technologically advanced products than we do; our substantial debt obligations, including restrictive covenants and consequences of default contained in our financing arrangements, which place limitations on how we conduct business; our ability to attract new wireless subscribers in Grand Rapids and Lansing, Michigan; market prices for the products and services we offer may continue to decline in the future;
general economic, business, political and social conditions in the areas in which we operate, including the Caribbean region, including the effects of world events, terrorism, wind storms and weather conditions on tourism in the Caribbean; our access to the latest technology handsets in a timeframe and cost similar to our competitors; uncertainty concerning the effect on our business of wireless local number portability, which permits the wireless phone numbers that we allocate to our customers to be portable when our customer switches to another carrier; continued overbuilding by personal communications service providers in our U.S. wireless markets and the effects of increased competition in our markets, which may cause increased subscriber cancellations, a continued reduction of prices charged, a reduction in roaming revenue and lower average revenue per subscriber; the availability and cost of additional capital to fund our operations, including the need to refinance or amend existing indebtedness; our dependence on roaming agreements for a significant portion of our U.S. wireless revenue and the continued price declines in roaming rates and potential reduction of roaming minutes of use; our dependence on roaming agreements for our ability to offer our wireless customers nationwide rate plans at competitive prices; our ability to attract and retain qualified personnel; the fact that our coverage areas are not as extensive as those of other wireless operators, which may limit our ability to attract and retain customers; the effects of consolidation in the telecommunications industry; the effects of governmental regulation of the telecommunications industry, including changes in the level of support provided to us by the Universal Service Fund; the capital intensity of the telecommunications industry, including our plans to make significant capital expenditures during the coming years to continue to build out and upgrade our networks and the availability of additional capital to fund these capital expenditures; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes; fluctuations in currency values related to our Dominican Republic operations; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and advanced technologies; local operating hazards and risks in the areas in which we operate, including without limitation, terrorist attacks, hurricanes, tornadoes, earthquakes, windstorms and other natural disasters; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us, including litigation relating to wireless billing, using wireless telephones while operating an automobile or possible health effects of radio frequency transmission; the relative liquidity and corresponding volatility of our common stock and our ability to raise future equity capital; the control of us retained by some of our stockholders and anti-takeover provisions; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.